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                            [TAMARIX CAPITAL CORPORATION LETTERHEAD]







                                      May 10, 1996


OSP Publishing, Inc.
5548 Lindbergh Lane
Bell, CA 90201

Attention: Mr. Joseph Angard


Dear Sirs:

    This letter, including Exhibits A, B and C annexed hereto and made part hereof, all which taken together constitute the "Engagement Agreement", confirms our complete understanding and agreement with respect to the retention of Tamarix Capital Corporation ("Tamarix") as financial advisor to OSP Publishing, Inc. and its successor Global One Distribution and Merchandising, Inc. ("Client").

1.  SCOPE AND CERTAIN CONDITIONS OF SERVICE

    As requested by Client from time to time, Tamarix hereby agrees to provide Client with the following services, among others:

    (a) assisting Client in financial matters relating to the implementation of the strategic aspects of Client's business plan;

    (b) assisting Client in identifying and negotiating various financing arrangements;

    (c) assisting Client in identifying, negotiating and consummating acquisitions; and

    (d) providing such other services as are consistent with the foregoing.

    In connection therewith, Tamarix agrees to provide a significant amount of Mark Hauser's time to this matter and Mark Hauser shall be the principal Client contact in charge of the account throughout the term of the Engagement Letter.


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TAMARIX CAPITAL CORPORATION

OSP Publishing, Inc.
May 10, 1996
Page 2


2.  TERM OF RETENTION

    The term of the Engagement Letter shall commence on the effective date of the merger with Kelly Russell Studios, Inc. (the "Effective Date") and run through and including the earlier of (i) twelve months from the Effective Date; (ii) the mutual written agreement of the parties to terminate the term of the Engagement Agreement; and (iii) termination of the Engagement Agreement by Client if and only if Tamarix fails to provide any of the services outlined in paragraph 1, or abide by the standard terms and conditions and Tamarix continues to fail to provide such services and/or abide by the same after receiving from Client a written notice giving Tamarix 30 days to provide any of such services or abide by such terms, as the case may be. The Engagement Agreement may be extended up to an additional twelve (12) months upon the written agreement of Tamarix and Client. In addition, Client may terminate the term of the Engagement Agreement in the event Mark Hauser does not work on this account or at any time he is no longer a principal in Tamarix.

    Notwithstanding anything herein to the contrary, the obligation to pay the Success Fees, if any (as set forth below in Section 3), Section 4 below, and paragraphs 2, 6, 8, and 9 of Exhibit A, and all of Exhibit B and Exhibit C shall survive any termination or expiration of the term of the Engagement Agreement. Any transaction consummated within one year after the expiration of the term of the Engagement Agreement with any party for which Tamarix would otherwise receive a Success Fee hereunder and with which Tamarix had discussions principally in connection with the provision of services to Client hereunder shall result in a Success Fee being due and payable by Client to Tamarix under the same terms of Section 3(b) below. Upon request by Client, Tamarix shall within two weeks furnish a list in writing naming all such parties.

3.  FEES AND COMPENSATION

    In consideration of the advisory services to be rendered by Tamarix hereunder, Client agrees to pay or grant to Tamarix success fees (the "Success Fees") comprising the following:

        (i) a one-time cash fee equal to 2% of funds raised or committed or obligations assumed through a

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TAMARIX CAPITAL CORPORATION

OSP Publishing, Inc.
May 10, 1996
Page 3


financing and a one-time issuance of warrants to purchase such number of common shares of Client equal to 2% of the number of shares sold in the financing exercisable at the per share price obtained in the financing at any time over the next five years with piggy-back registration rights (provided that Tamarix agrees to terms customarily requested by an underwriter if Client undertakes a public offering of equity in the financing);

        (ii) a one-time cash fee equal to 1% of the consideration (including payments made and debt assumed) paid in an acquisition; and

        (iii) additional fees for other services rendered to Client in amounts to be agreed based on customary investment banking fees for such services.

4.  EXPENSES

    Client shall promptly reimburse Tamarix for all out-of-pocket expenses incurred in rendering services hereunder, upon the presentation by Tamarix of an itemized statement of such expenses with accompanying invoices. Tamarix shall obtain from Client prior written approval before incurring any individual expenses in excess of $500.

5.  MISCELLANEOUS

    The Engagement Agreement, shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York applicable to instruments made and to be performed entirely within such State.

    The Engagement Agreement, with exhibits, constitutes the entire understanding and agreement between the parties with respect to its subject matter and there are no agreements or understandings with respect to the subject matter which are not contained in the Engagement Agreement. The Engagement Agreement may be modified only in writing signed by both parties to be charged hereunder.

    Each party shall pay its own expenses in connection with the negotiation and execution of the Engagement Agreement. Tamarix and Client shall at all times keep the terms of the Engagement Agreement confidential.


                 *                       *                    *


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TAMARIX CAPITAL CORPORATION

OSP Publishing, Inc.
May 10, 1996
Page 4


    If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

    We appreciate this opportunity to be of service and are looking forward to working with you on this matter.

                                       Very truly yours,

                                       TAMARIX CAPITAL CORPORATION



                                       By: /s/ Mark S. Hauser
                                          -----------------------------
                                          Mark S. Hauser

Agreed to and Accepted
 as of the Effective Date:

OSP PUBLISHING, INC.



By: /s/ Joseph Angard
   ----------------------------
   Joseph Angard